SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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RVUE HOLDINGS, INC.
 (Name of Registrant As Specified In Its Charter)

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RVUE HOLDINGS, INC.
10740B West Grand Avenue, Franklin Park, IL 60131

NOTICE OF ACTION BY WRITTEN CONSENT
October 7, 2013

To the Stockholders of rVue Holdings, Inc.:

We are furnishing the attached Information Statement to the holders of common stock of rVue Holdings, Inc., a Nevada corporation (the “Company,” “we,” “us” or “our”), pursuant to the requirements of Regulation 14C under the Securities Exchange Act 1934, as amended (the “Exchange Act”), in connection with a Written Consent in lieu of a Meeting (the “Written Consent”), dated September 21, 2013, executed by the holders of more than a majority of our outstanding common stock, par value $0.001 per share (the “Common Stock”), who own approximately 57.84% of the Common Stock either directly or indirectly (the “Voting Stockholders”). A copy of the Written Consent is attached as Exhibit A to the Information Statement.

The Written Consent contains resolutions approving the following actions (collectively, the “Actions”), which are fully described in the accompanying Information Statement:

1.     To amend our Amended and Restated Articles of Incorporation to increase the amount of our authorized Common Stock from 140,000,000 to 240,000,000 (the “Amendment”); and

2.     To re-elect Mark Pacchini, Patrick O’Donnell, Robert Roche and Peter Emerson as directors of the Company (the “Re-Election”).

The Certificate of Amendment to the Amended and Restated Articles of Incorporation (the “Certificate of Amendment”) is attached as Exhibit B to the Information Statement.

            Pursuant to Rule 14c-2 of the Exchange Act, the Actions will become effective on or after October 28, 2013, which is 20 calendar days following the date we first mail the Information Statement to our stockholders.  As soon as practicable after such date, we intend to file the Certificate of Amendment with the Nevada Secretary of State.

The accompanying Information Statement is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Exchange Act and the rules and regulations prescribed thereunder.  As described in this Information Statement, the Actions have been approved by stockholders representing more than a majority of the voting power of our outstanding Common Stock. The Company is not soliciting your proxy or consent in connection with the matters discussed above.  You are urged to read the Information Statement in its entirety for a description of the Actions approved by certain stockholders holding more than a majority of the voting power of our outstanding Common Stock.

The Information Statement is being mailed on or about October 7, 2013 to stockholders of record as of September 21, 2013.

THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT. THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Sincerely

/s/ Mark Pacchini

Chief Executive Officer

RVUE HOLDINGS, INC.

  INFORMATION STATEMENT

  We Are Not Asking You for a Proxy and
  You Are Requested Not To Send Us a Proxy

  INTRODUCTION

Stockholder Actions

We are disseminating this Information Statement to notify you that certain stockholders (the “Voting Stockholders”) of rVue Holdings, Inc. (the “Company,” “we,” “us” or “our”), being the owners of more than a majority of the voting power of our outstanding common stock, par value $0.001 per share (the “Common Stock”), as of September 21, 2013 (the “Record Date”), delivered a written consent in lieu of a meeting (the “Written Consent”) to (i) approve the Certificate of Amendment to our Amended and Restated Articles of Incorporation, as set forth in Exhibit B attached hereto (the “Certificate of Amendment”) to increase the amount of our authorized Common Stock from 140,000,000 to 240,000,000 (the “Amendment”) and (ii) to re-elect Mark Pacchini, Patrick O’Donnell, Robert Roche and Peter Emerson as directors of the Company (the “Re-Election” and together with the Amendment, the “Actions”).

This Information Statement is being mailed on or about October 7, 2013 to the Company’s stockholders of record as of the Record Date.

The expenses associated with the mailing of this Information Statement will be borne by the Company, including expenses in connection with the preparation of this Information Statement and all documents that now accompany or may in the future supplement it. The Company contemplates that brokerage houses, custodians, nominees, and fiduciaries will forward this Information Statement to the beneficial owners of Common Stock held of record as of the Record Date by these persons and the Company will reimburse them for their reasonable expenses incurred in this process.

Vote Required and Information on Voting Stockholders

We are not seeking consents, authorizations or proxies from you.

As of the date of the Written Consent, the Company had 117,378,620 shares of Common Stock issued and outstanding and entitled to vote, which for voting purposes are entitled to one vote per share. On September 21, 2013, the following consenting Voting Stockholders owning a total of 67,888,316 shares of the our Common Stock, which represented approximately 57.84% of the total number of voting shares outstanding on such date, delivered the executed Written Consent authorizing the Actions described herein. The consenting Voting Stockholders’ names, affiliation with the Company and holdings are as follows:

Name	Affiliation with the Company	Number of Voting Shares	% of Total Voting Shares
Acorn Composite Corp.	100% owned by Robert Roche, a Director of the Company	36,821,545	31.37%
iVue Holdings, LLC	None	16,382,217	13.96%
Rodney D & June A Baber	None	3,749,369	3.19%
John Henderson IRA	None	3,422,196	2.92%
Rodney D Baber IRA	None	1,249,790	1.06%
Warberg Opportunistic Trading Fund LP	None	2,582,637	2.20%
Option Opportunities	None	1,243,636	1.06%
Mark Paul Pacchini Revocable Living Trust	Beneficiary is a Director and CEO of the Company	1,000,000	0.85%
MJ Fil Investments LLC	None	682,760	0.58%
Serenity Now LLC	None	587,500	0.50%
Robert Roche	Director of the Company	166,666	0.14%
Total		67,888,316	57.84%

Pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”) and the Nevada Revised Statutes (the “NRS”), the holders of a corporation’s outstanding stock representing a majority of that corporation’s voting power may approve and authorize the Actions by written consent as if such Actions were undertaken at a duly called and held meeting of stockholders.  In order to significantly reduce the costs and management time involved in soliciting and obtaining proxies to approve the Actions, and in order to effectuate the Actions as early as possible, the Board elected to utilize, and did in fact obtain, the Written Consent of the Voting Stockholders.  The Written Consent satisfies the stockholder approval requirement for the Actions.  Accordingly, under the NRS and the Bylaws, no other approval by the Board of Directors (the “Board”) or stockholders of the Company is required in order to effect the Actions.

Effective Dates

 The Amendment will be effective when the Certificate of Amendment is filed with the Nevada Secretary of State.  The Company will not make such filing until on or after October 28, 2013, a date that is more than 20 calendar days after this Information Statement is first sent to our stockholders. The Re-Election will be effective 20 calendar days after this Information Statement is first sent to our stockholders.

No Dissenters’ Rights

Under the NRS, Company stockholders are not entitled to dissenters’ rights with respect to the Actions.

Proposals by Security Holders

No stockholder has requested that we include any additional proposals in this Information Statement.

DESCRIPTION OF ACTIONS

Certificate of Amendment to the Amended and Restated Articles of Incorporation

The Amendment

Regarding the authorized capital structure of the Company, Article III.A of the Company's Amended and Restated Articles of Incorporation currently provides as follows:

A.           Class of Stock. The Corporation is authorized to issue two classes of shares to be designated as “Common Stock” and “Preferred Stock,” respectively. The Corporation has the authority to issue 140,000,000 total shares of Common Stock with par value of $0.001 per share and 10,000,000 total shares of Preferred Stock with par value of $0.001 per share.

The Voting Stockholders have approved that Article III.A be deleted in its entirety and be replaced by the following paragraph:

A.           Class of Stock. The Corporation is authorized to issue two classes of shares to be designated as “Common Stock” and “Preferred Stock,” respectively. The Corporation has the authority to issue 240,000,000 total shares of Common Stock with par value of $0.001 per share and 10,000,000 total shares of Preferred Stock with par value of $0.001 per share.

Purposes of the Amendment

The Company currently has authorized capital stock of 140,000,000 shares of Common Stock, with 117,378,620 shares of Common Stock and warrants to issue an additional 14,432,661 shares of Common Stock outstanding. The Voting Stockholders voted in favor of the Amendment to increase the authorized shares of Common Stock to 240,000,000, in order to improve the Company's financial flexibility with respect to the Company's capital structure by having additional shares for future equity financings and acquisitions. The extra shares of authorized Common Stock would be available for issuance from time to time as determined by the Board for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations, and issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or assets. Notwithstanding the foregoing, the Company has no obligation to issue such additional shares and there are no plans, proposals or arrangements currently contemplated by the Company that would involve the issuance of the additional shares to acquire another company or its assets, or for any other corporate purpose stated.

Principal Effects of the Increase in Authorized Shares

The Company's stockholders will not realize any dilution in their ownership or voting rights as a result of the increase in authorized shares of Common Stock, but will experience dilution to the extent additional shares are issued in the future.

Having an increased number of authorized but unissued shares of Common Stock would allow the Company to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of stockholders for the purpose of approving an increase in the Company's capitalization. The issuance of additional shares of Common Stock may, if such shares are issued at prices below what current stockholders’ paid for their shares, reduce stockholders’ equity per share and dilute the value of current stockholders’ shares. It is not the present intention of the Board to seek stockholder approval prior to any issuance of shares of Common Stock that would become authorized by the Amendment unless otherwise required by law or regulation. Frequently, opportunities arise that require prompt action, and it is the belief of the Voting Stockholders that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.

When issued, the additional shares of Common Stock authorized by the Amendment will have the same rights and privileges as the shares of Common Stock currently authorized and outstanding. Holders of Common Stock have no preemptive rights and, accordingly, stockholders would not have any preferential rights to purchase any of the additional shares of Common Stock when such shares are issued.

Shares of authorized and unissued Common Stock could be issued in one or more transactions that could make it more difficult, and therefore less likely, that any takeover of the Company could occur. Issuance of additional Common Stock could have a deterrent effect on persons seeking to acquire control. The Board also could, although it has no present intention of so doing, authorize the issuance of shares of Common Stock to a holder who might thereby obtain sufficient voting power to assure that any proposal to effect certain business combinations or amendment to the Company's Articles of Incorporation or Bylaws would not receive the required stockholder approval. Accordingly, the power to issue additional shares of Common Stock could enable the Board to make it more difficult to replace incumbent directors and to accomplish business combinations opposed by the incumbent Board.

Re-Election of Directors

Set forth below is certain information about the Company’s officers and directors, including each of the four persons whom the Voting Stockholders have approved, by the Written Consent, to act as the Company’s current Board.  This same information is also contained in our Form 10-K for the fiscal year ended December 31, 2012 that was filed with the Securities and Exchange Commission on July 1, 2013.

The following is a list of our executive officers and directors. All directors serve one-year terms or until each of their successors are duly qualified and elected. The officers are elected by the Board. There are no family relationships between any director or executive officer.

Name	Age	Positions with the Company

Mark Pacchini	57	Chief Executive Officer, President, acting Chief Financial Officer and Director
Eric Kristoff	43	Chief Technology Officer and Executive Vice President of Technology and Operations
Patrick O’Donnell	51	Director
Robert Roche	49	Director
Peter Emerson	63	Director

Mark Pacchini, Chief Executive Officer, President, acting Chief Financial Officer and Director

Mr. Pacchini has served as our Chief Executive Officer, President and acting Chief Financial Officer since April 11, 2013 and has served as a director of ours since February 16, 2013. He retired from Draftfcb in 2012, after 32 years with the advertising and communications company. During that time, Mr. Pacchini held several key positions. Most recently, Mr. Pacchini served as President of the Asia Pacific Region (2009-2012) and led a period of significant growth (both revenue and profit) in China. This growth was driven by strict cost control and new business wins on Beiersdorf, Kraft, Shanghai GM, Haier, SCJ and the expansion of its digital operations. He was also President of the firm's West Coast operations (from 2006-2012) that covered San Francisco, Seattle and Orange County. This group saw its revenue and profit increase fourfold over those six years. That growth came via organic and new business wins on Taco Bell, Dockers, EA Sports, Del Monte, Pet Co and Pacific Gas & Electric.  Mr. Pacchini was President of Global Accounts (2006-2009), working with a roster of global clients including Beiersdorf (Nivea), Boeing, Coors, Dow, Kraft, Moneygram, SC Johnson and Yum (Pizza Hut, Taco Bell and KFC).  In 2005-2006 when FCB and its sister agency Draft were combined to form Draftfcb, Mr. Pacchini was a member of the executive team that led the merger. He remained on the Executive Committee until he retired. From 2001-2008, Mr. Pacchini was co-general manager and then co-president of FCB Chicago, which was the largest office in the FCB/IPG network. During this seven-year period, the office registered unprecedented revenue and profit levels and had over 1200 employees.  In 1995, Mr. Pacchini co-led a team that won the SC Johnson global business. As a result, the account went from a handful of brands in 12 countries to over 20 brands in more than 80 countries. In order to provide world-class service across the planet, Mr. Pacchini and his team opened offices in Brazil and set up "affiliates" in Eastern Europe including Russia. From 1995 to 2011, SCJ grew to be the largest global account at Draftfcb and one of the top 5 at IPG. At its peak, the account brought in approximately $100 million in annual revenue and had over 425 full time equivalents (FTEs).

Mr. Pacchini earned his Master's Degree in Advertising from Northwestern University and was presented with the Harrington Award as the program's top student. He also received a Bachelor's Degree in Business Administration from Western Michigan University. He graduated Magna Cum Laude with majors in both Business and Communications.

Eric Krisoff, Chief Technology Officer and Executive Vice President of Technology and Operations

Eric Kristoff has served as our Chief Technology Officer and Executive Vice President of Technology and Operations since April 11, 2013. He is responsible for leading the technology platform development and operations and building out the IP portfolio. Mr. Kristoff joined us after 16 years with UBS AG as a Senior Infrastructure Architect, within the Group CTO organization. During his career at UBS, Mr. Kristoff held a variety of technology and management positions. He was previously head of emerging technologies incubation for the investment bank and held various R&D, program management and service delivery roles. He led the adoption of the bank's first external cloud computing-type service. Mr. Kristoff program-managed the investment bank's high performance computing grid, one of the largest on Wall Street, achieving best-in-class efficiency. He drove UBS strategic IT requirements into external industry and standards bodies to help ensure that strategic priorities were met. He has managed global infrastructure deployments, development of knowledge management systems and global vendor management training. Mr. Kristoff studied Computer Science and Engineering at University of Illinois at Chicago.

Patrick O’Donnell, Director

Patrick O’Donnell has served as a director of ours since December 21, 2010 and is chairman of the Nominating and Governance Committee, and is a member of the Audit and Compensation Committees of the Board. He is a private investor and entrepreneur, and a senior business and technology executive with over 25 years experience and a proven record of delivering success within the financial services industry. Since 2005, Mr. O’Donnell's primary activity has been in running his private hedge fund. From 1997 through 2004 Mr. O’Donnell served as the chief technology officer of UBS Investment Bank and a member of its management board. Prior thereto he held senior positions within UBS and its predecessors. Mr. O’Donnell was selected as a director because of his extensive experience as an executive officer of a major international corporation. Mr. O’Donnell has experience in leading a 6,000 person technology organization and combines that expertise with numerous global businesses, including experience in: equity, interest rates, derivatives, foreign exchange, commodities, energy and corporate finance. Mr. O’Donnell is a member of the NYSE Liffe US board. NYSE Liffe is the global derivatives business of the NYSE Euronext group.

Robert Roche, Director

Robert Roche has served as a director of ours since March 9, 2012. He is an entrepreneur, attorney and private equity investor and conducts numerous business operations throughout Asia and the United States. He is a co-founder and Chairman of the Board of Directors of Acorn International, Inc. (NYSE: ATV), a multi-platform media and branding company and one of the first companies in China to use TV direct sales programs, often referred to as TV infomercials, in combination with non-TV direct sales platforms and a nationwide distribution network to market and sell consumer products. He is also the co-founder and Chairman of Oak Lawn Marketing, one of the largest infomercial companies in Japan. He has lived in Japan and China for more than 27 years. Mr. Roche received his bachelor's degree in Economics and Japanese Studies from Illinois State University in 1985 and a J.D. degree from the University of Denver in 1988. Mr. Roche was selected as a director because of his extensive experience in executive capacities with two large international corporations and his extensive experience in TV direct sales.

Peter Emerson, Director

Peter Emerson has served as a director if ours since March 6, 2013. Mr. Emerson is an entrepreneur in business, social investment and public policy. He is the founding partner of Emerson Associates International and KAPE International, LLC, firms that provide creative and successful strategies across multiple platforms for a wide range of clients and industries.  Mr. Emerson serves as a director and the chairman of the Government Relations and Ethics Committee for the Southern African Enterprise Development Fund, a $100 million fund operating in ten African countries. Mr. Emerson graduated from New York University with a BA, magna cum laude, and from Harvard Kennedy School of Government with a MPA.

Director or Officer Involvement in Certain Legal Proceedings

None of our directors or executive officers were involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Directors’ and Officers’ Liability Insurance

We have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses, which we may incur in indemnifying our officers and directors. In addition, we have entered into indemnification agreements with key officers and directors and such persons shall also have indemnification rights under applicable laws, and our certificate of incorporation and bylaws.

Corporate Governance

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interest of the Company and its stockholders. The Board’s responsibilities include establishing broad corporate policies and reviewing the overall performance of the Company. The Board is not, however, involved in the operating details on a day-to-day basis.

Board Committees and Charters

The Board, and its Committees, meet throughout the year and act by written consent from time to time as appropriate. The Board has formed Audit, Compensation and Nominating and Governance Committees. Committees regularly report on their activities and actions to the Board. The Board appoints members to its Audit Committee, Compensation Committee and Nominating and Governance Committee. The Audit Committee, Compensation Committee and the Nominating and Governance Committee each have a written charter approved by the Board. The following table identifies the independent and non-independent current Board and Committee members:

Name	Independent	Audit	Compensation	Nominating and Governance
Robert Roche			X
Patrick O’Donnell	X	X	X
Peter Emerson	X			X
Mark Pacchini		X		X

Our Board has determined that Messrs. Emerson and O’Donnell are independent under the NASDAQ Stock Market Listing Rules.

Audit Committee

The members of the Audit Committee are Messrs. Patrick O’Donnell (Chair) and Mark Pacchini. The Audit Committee’s duties are to recommend to our Board the engagement of independent auditors to audit our financial statements. The Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The Audit Committee is empowered to retain independent legal counsel and other advisors, as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. Our Audit Committee members possess an understanding of financial statements and generally accepted accounting principles. Our Board has determined that Mr. O’Donnell is qualified as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act of 2002. The Board has determined that Messrs. Pacchini and O’Donnell are independent in accordance with the NASDAQ Stock Market independence standards for audit committees.

Compensation Committee

The members of the Compensation Committee are Messrs. Roche (Chair) and O’Donnell. The Compensation Committee has certain duties and powers as described in its charter, including but not limited to periodically reviewing and approving our salary and benefits policies, compensation of executive officers, administering our stock option plans and recommending and approving grants of stock options under such plans.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. Emerson (Chair) and Pacchini. The Nominating and Governance Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping our corporate governance. As part of its duties, the Nominating and Governance Committee assesses the size, structure and composition of the board and its committees, coordinates evaluation of Board performance and reviews Board compensation. The Nominating and Governance Committee also acts as a screening and nominating committee for candidates considered for election to the Board.

Changes in Nominating Process

There are no material changes to the procedures by which security holders may recommend nominees to our Board.

Board Meetings and Committees; Annual Meeting Attendance

The Board held four regular meetings during the year ended December 31, 2012. All directors were present for at least 75% of the Board meetings. The Board acted by unanimous written consent four times during the year ended December 31, 2012. The Audit Committee and the Compensation Committee held three and two meetings, respectively, during the year ended December 31, 2012. All members were present for at least 75% of such meetings.  The Nominating and Governance Committee did not hold any meetings during the year ended December 31, 2012.

The Company does not have a policy with respect to Board member attendance at the annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our officers and directors and persons who own more than 10% of our Common Stock file reports of ownership and changes in ownership with the SEC and furnish us with copies of all such reports. We believe, based on our stock transfer records and written representations from certain reporting persons, that all reports required under Section 16(a) were timely filed during 2012, except for the following filings that were made late:

Name	# of Late Reports	# of Transactions

iVue Holdings, LLC	1	1
Acorn Composite Corp.	1	1
Robert Roche	1	1

Codes of Business Conduct and of Ethics

Our Board has approved, and we have adopted, a Code of Business Conduct and Ethics (the “Code of Conduct”), which applies to all of our directors, officers and employees. Our Board has also approved, and we have adopted, a Code of Ethics for Senior Financial Officers (the “Code for SFO”), which applies to our chief executive officer and chief financial officer. Our Audit Committee is responsible for overseeing the Code of Conduct and the Code for SFO. The Audit Committee must approve any waivers of the Code of Conduct for directors and executive officers and any waivers of the Code for SFO. The Code of Conduct and the Code for SFO are available free of charge upon written request to rVue Holdings, Inc., 10740 West Grand Avenue Suite B, Franklin Park, IL 60131, Attention: Chief Financial Officer. We have posted our Codes of Conduct and our Code for the SFO on our website at http://ir.stockpr.com/rvue/governance-docs.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix.  Although there are many other factors, the Board seeks individuals with experience on public company boards as well as experience with advertising, marketing, legal and accounting skills.

Board Assessment of Risk

Our risk management function is overseen by our Board. Through our policies, our Code of Conduct and our Board committees’ review of financial and other risks, our management keeps our Board apprised of material risks and provides our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect the Company, and how management addresses those risks.  Mr. Pacchini, our chief executive officer, president and acting chief financial officer, works closely together with the Board once material risks are identified on how to best address such risk. If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment. Presently, the primary risks affecting the Company include our ability to (i) gain acceptance and the adoption of rVue as a demand side platform, (ii) increase market share in an intensely competitive DOOH advertising market, (iii) successfully execute our business strategy and deploy a differentiated technology solution, and (iv) effectively raise sufficient capital as we scale our business. The Board focuses on these key risks and interfaces with management on seeking solutions.

OTHER INFORMATION

Executive Compensation

The following information is related to the compensation paid, distributed or accrued by us for the years ended December 31, 2012 and 2011 to those individuals who served as our chief executive officer (principal executive officer) during 2012 and the Company’s other executive officers serving at the end of the last fiscal year whose compensation exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary $(c)	Bonus $(d)	Stock Awards ($)(e)	Option Awards ($)(f)	All Other Compen- sation ($)(i)	Total ($)(j)

Jason Kates	2012	$107,500	$-	$-	$-	$75,500	$183,000
Chief Executive Officer (1)	2011	220,195	25,000	-	-	-	245,195

Michael Mullarkey	2012	-	-	-	-	-	-
Chief Executive Officer (1)
________________________
(1)	Mr. Mullarkey replaced Mr. Kates as our Chief Executive Officer as of April 30, 2012. Mr. Mullarkey was replaced as Chief Executive Officer by Mark Pacchini as of April 11, 2013.

Jason Kates

On July 23, 2012, we entered into a consulting agreement with Mr. Kates, to serve as a consultant. The initial term of the agreement was one year. Pursuant to the agreement, Mr. Kates received a monthly fee of $9,000, through June 30, 2013, at which time the agreement expired based on its terms. On June 30, 2013, Mr. Kates was granted 500,000 shares of restricted stock in connection with the end of the consulting agreement.

Mark Pacchini

Effective July 1, 2013, we entered into an employment agreement with Mr. Pacchini to serve as our chief executive officer. The initial term of his agreement is three years. Pursuant to the agreement, Mr. Pacchini receives an annual base salary of $48,000 for the first year, commencing one month after the effective date of the agreement, which base salary will be increased automatically to $84,000 and $120,000 if the annual core revenue of the Company increases to $2.6 million and $5.2 million, respectively. Mr. Pacchini is also entitled to receive bonuses of 1.25 million shares of our Common Stock if the Company’s annual core revenue reaches at least each of $1.3 million, $2.6 million and $5.2 million (he will receive 1.25 million shares when the Company reaches each of those benchmarks).  In addition, Mr. Pacchini is entitled to a cash bonus of $1 million if, within the next four years, the Company is sold for between $75 million and $100 million, and a cash bonus of $2 million if the Company is sold for $100 million or more during that time frame. Further, Mr. Pacchini is also entitled to receive additional bonuses or option grants as approved by a majority of the directors of the Company.

Except for Mark Pacchini, we currently do not have employment agreements with any of our executive officers.

Outstanding Equity Awards at 2012 Fiscal Year-End

Listed below is information with respect to unexercised options for each Named Executive Officer as of December 31, 2012. There are no outstanding stock awards held by the Named Executive Officers:

OPTION AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)

Jason Kates	-	-	-	-

Michael Mullarkey	200,000	-	$-	$.30	December, 2020

Director Compensation for 2012

	Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(g)	(h)

Robert Chimbel	$15,000	$-	$-	$-	$15,000
Michael Mullarkey	$36,000	$-	$-	$-	$36,000
Patrick O'Donnell	$20,000	$-	$-	$-	$20,000
Robert Roche	$16,667	$-	$-	$-	$16,667

Our Board has approved the following non-employee director compensation: The chairman of the Audit Committee receives a quarterly fee, effective January 1, 2011 of $9,000. Other committee members receive a quarterly fee of $5,000. Directors who are otherwise employed by us are not compensated for their services on the Board.

Securities Authorized for Issuance under Equity Compensation Plans

The following table presents information regarding options outstanding under our compensation plans as of December 31, 2012:

	Equity Compensation Plan Information
	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,326,667	$.24	5,673,333
Equity compensation plans not approved by security holders	-	$-	-
Total	2,326,667	$.24	5,673,333

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of our Common Stock beneficially owned as of September 21, 2013, by (i) those persons known by us to be owners of more than 5% of our Common Stock, (ii) each director (iii) our named executive officers, and (iv) our executive officers and directors as a group. Except as otherwise indicated, the address of each stockholder listed below is: c/o rVue Holdings, Inc., 10740B West Grand Avenue, Franklin Park, IL 60131.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)

Directors and Executive Officers:
Mark Pacchini	1,000,000		*
Patrick O'Donnell	883,333	(5)	*
Robert Roche	43,021,544	(2)	34.9%
Peter Emerson	0		0
All directors and executive officers as a group (5 persons)	44,904,877	(2)(5)	36.3%

5% Stockholders:
Acorn Composite Corp. 9746 South Roberts Road	42,654,878	(3)	34.6%
Palos Hills, IL 60465

iVue Holdings, LLC 9746 South Roberts Road Palos Hills, IL 60465	18,007,217	(4)	15.1%
__________
* Less than 1%

(1)
Applicable percentages are based on 117,378,620 shares of Common Stock outstanding as of September 21, 2013. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise. Shares of Common Stock subject to options and warrants currently exercisable, or exercisable within 60 days after the date of this Information Statement, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the stockholders named in the table has sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by them.

(2)
Includes (i) 36,821,545 shares of Common Stock that are owned by Acorn Composite Corp., an entity owned 100% by Mr. Roche (“Acorn”), (ii) 5,833,333 shares of Common Stock issuable upon the exercise of warrants that are exercisable within 60 days hereof that are owned by Acorn, (iii) 200,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days hereof that are owned by Mr. Roche, and (iv) 166,666 shares of Common Stock owned by Mr. Roche.

(3)
Includes (i) 36,821,545 shares of Common Stock that are owned by Acorn and (ii) 5,833,333 shares of Common Stock issuable upon the exercise of warrants that are exercisable within 60 days hereof that are owned by Acorn.

(4)	Includes 1,625,000 shares of Common Stock issuable upon exercise of warrants that are exercisable within 60 days hereof.

(5)	Includes 200,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days hereof.

Certain Relationships and Related Transactions, and Director Independence.

Since the beginning of our fiscal year 2011, there has not been, and there is not currently proposed, any transaction or series of similar transactions in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person, including any director, executive officer, holder of more than 5% of our capital stock during such period, or entities affiliated with them, had a material interest, other than as described in the transactions set forth below.

Transactions with Acorn Composite Corp.

Between January 27, 2012 and July 24, 2012, we issued a series of convertible promissory notes (the “Notes”) with an aggregate principal amount of $1,723,066.57 and five-year warrants to purchase shares of our Common Stock.  Of the Notes, we issued an aggregate principal amount of $500,000 and warrants to purchase 1,250,000 shares of Common Stock to Acorn, which is owned by Robert Roche, one of our directors.  The Notes bore interest at the rate of 6% per annum. Principal and accrued interest was due at maturity on January 31, 2013 (the “Maturity Date”). If, prior to maturity, we consummated a financing or related financing of equity securities with aggregate gross proceeds of a least $500,000 (collectively, a “Subsequent Offering”), then all of the unpaid principal amount of the Notes and any accrued but unpaid interest thereon shall automatically be deemed converted into fully paid and non-assessable securities of the Company sold in the Subsequent Offering at a 30% discount to the price per security issued in the Subsequent Offering.

On September 10, 2012, we sold 20,000,000 shares of Common Stock to Acorn for an aggregate cash purchase price of $1,200,000 (the “Equity Financing”). Since the Equity Financing qualified as a Subsequent Offering under the Notes, the principal of and accrued interest on the Notes, aggregating $1,776,661, automatically converted into an aggregate of 42,301,442 shares of Common Stock upon consummation of the Equity Financing.  Acorn received 12,088,212 of these shares upon conversion of its Notes.

Transaction with iVue Holdings, LLC

On January 27, 2012, we issued one of the Notes, in a principal amount of $650,000, along with warrants to purchase 1,625,000 shares of Common Stock, to iVue Holdings, LLC (the “Lead Investor”).  In connection with the sale of the Notes in January 2012, we agreed to reimburse the Lead Investor $65,000 for costs and expenses incurred by it (including, without limitation, legal and administrative fees) payable in cash or shares of our Common Stock at our election. On February 8, 2012, we issued 325,000 shares of our Common Stock to the Lead Investor as payment. Robert Roche, one of our directors, is the grantor of the trust that controls the majority member of the Lead Investor. His sister is the manager of both the Lead Investor and the majority member of the Lead Investor.  In addition Patrick O’Donnell, another one of our directors, is a minority member of the Lead Investor.

Director Independence

See “Corporate Governance” section above for information on director independence.

ANNUAL REPORT ON FORM 10-K AND ADDITIONAL INFORMATION

Information Available

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters, including the Company’s annual report on Form 10-K for the year ended December 31, 2012, and any reports prior to or subsequent to that date.

These reports and other information filed by the Company with the SEC may be inspected and are available for copying at the public reference facilities maintained at the Securities and Exchange Commission at 100 F Street NW, Washington, D.C. 20549.

The Company’s filings with the Securities and Exchange Commission are also available to the public from the SEC’s website, http://www.sec.gov.  The Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and other reports filed under the Exchange Act, are also available to any stockholder at no cost upon request to: 10740B West Grand Avenue, Franklin Park, IL 33301.

Delivery of Documents to Security Holders Sharing an Address

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 10740B West Grand Avenue, Franklin Park, IL 33301.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

 Exhibit A

WRITTEN CONSENT TO ACTION
OF THE STOCKHOLDERS OF
RVUE HOLDINGS, INC.
IN LIEU OF A MEETING

The undersigned, being the holders of a majority (the “Majority Stockholders”) of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of rVue Holdings, Inc., a Nevada corporation, (the “Corporation”), who would be entitled to notice of a meeting of the Stockholders of the Corporation for the purpose of taking the actions and adopting the resolutions set forth below, do hereby waive such notice, take the following actions and adopt the following resolutions by written consent to action (this “Consent”) in lieu of a meeting pursuant to Section 78.320 of the Nevada Revised Statute (“NRS”):

WHEREAS, the Majority Stockholders desire to cause the Corporation to amend (the “Amendment”) the Amended and Restated Articles of Incorporation of the Corporation (“Articles of Incorporation”) to increase the authorized Common Stock of the Corporation from 140,000,000 shares to 240,000,000 shares; and

WHEREAS, the Majority Stockholders desire to re-elect certain individuals as directors of the Corporation.

NOW THEREFORE, BE IT

RESOLVED, that the Stockholders hereby approve the Amendment in all respects; and be it further

RESOLVED, that the form, terms and provisions of the Certificate of Amendment of the Articles of Incorporation (the “Certificate of Amendment”), in the form attached hereto as Exhibit A, be, and the same hereby is, approved and adopted in all respects; and be it further

RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, to execute and file with the Nevada Secretary of State the Certificate of Amendment, with such additions thereto and/or deletions therefrom as such officers may, in their sole discretion, deem appropriate, the execution and filing thereof to constitute conclusive evidence of the approval therefor; and be it further

RESOLVED, that the following four (4) persons be, and they hereby are, elected to the Board of Directors of the Corporation to serve until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal:

Mark Pacchini
Patrick O’Donnell
Robert Roche
Peter Emerson

RESOLVED, that the officers of the Corporation be, and they hereby are, authorized and directed, by and on behalf of the Corporation, to take any and all actions, and prepare, execute, deliver and/or file any other documents, agreements or instruments, as such directors and officers deem appropriate or reasonable to carry out the intent and accomplish the purposes of the foregoing resolutions; and be it further

RESOLVED, that all actions previously taken by any officer, director, representative or agent of the Corporation, in the name or on behalf of the Corporation, in connection with the above resolutions and the other acts and deeds of the Corporation contemplated by the foregoing resolutions be, and each of the same hereby is, adopted, ratified, confirmed and approved in all respects as the act and deed of the Corporation; and be it further

RESOLVED, that a facsimile or other reproduction of this Consent may be executed by the undersigned, and an executed copy of this Consent may be delivered by any such undersigned by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of each such undersigned can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Consent as of the ___ day of September, 2013, which Consent may be executed in one or more counterparts which, when taken together, shall be deemed to be one and the same Consent.

STOCKHOLDERS

Stockholder’s Name	Signature	Shares Owned
___________________________________________

___________________________________________

TOTAL
PERCENTAGE		[ ]%

EXHIBIT B

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION

It is hereby certified that:

FIRST:        The name of the corporation is RVUE HOLDINGS, INC.

SECOND:   The Amended and Restated Articles of Incorporation of the corporation was filed with the State of Nevada on August 31, 2011 under the name RVUE HOLDINGS, INC.

THIRD:      Article III Section (A) of the Amended and Restated Articles of Incorporation, which refers to authorized shares, is amended to read as follows:

“A. Class of Stock. The Corporation is authorized to issue two classes of shares to be designated as “Common Stock” and “Preferred Stock,” respectively. The Corporation has the authority to issue 240,000,000 total shares of Common Stock with par value of $0.001 per share and 10,000,000 total shares of Preferred Stock with par value of $0.001 per share.”

FOURTH:     The amendment to the Articles of Incorporation was authorized by the written consent of the holders of majority of the corporation’s outstanding common stock, par value $0.001 per share (the “Common Stock”), who own approximately 57.84% of the Common Stock.

IN WITNESS WHEREOF, the undersigned has subscribed this document on the date set forth below and does hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Executed on this ______ day of ______________, 2013.

By: ___________________
Mark Pacchini
Chief Executive Officer

B-1